NEWS           [RESCARE LOGO]                     RELEASE



     ResCare - 10140 Linn Station Road o Louisville, Kentucky 40223-3813 -
                     Phone: 502.394.2100 - www.rescare.com


Contact: Nel Taylor
         Chief Communication Officer
         ResCare
         502/394-2357
         ntaylor@rescare.com
         -------------------


            RESCARE REPORTS THIRD QUARTER EARNINGS OF $0.15 PER SHARE


LOUISVILLE, KY (NOVEMBER 5, 2002) - ResCare (Nasdaq/NM: RSCR), the nation's leading provider of services to persons with developmental disabilities and people with special needs, today announced net income of $3.7 million, or $0.15 per diluted share, for the three months ended September 30, 2002, versus $3.5 million, or $0.14 per diluted share, for the same period in 2001. Revenues for the third quarter of 2002 were $236.6 million, up from $224.8 million in the year-earlier period.

         For the nine months ended September 30, 2002, net income was $9.8 million, or $0.40 per diluted share, versus $6.3 million, or $0.26 per diluted share, for the nine months ended September 30, 2001. Revenues for the nine months ended September 30, 2002, were $696.7 million, up from $665.5 million in the year-earlier period.

         Effective January 1, 2002, the Company adopted SFAS 142 and is no longer amortizing goodwill. Pro forma earnings per share for the third quarter and nine months ended September 30, 2001, would have been $0.21 and $0.44 per share, respectively, assuming the new accounting standard had been adopted at the beginning of 2001.

         Today, the Company announced the signing of a definitive agreement with Media, Pennsylvania-based ARBOR, Inc., a job training and placement company with operations in New York, New Jersey, Pennsylvania, Georgia and California, to purchase the assets of ARBOR's Employment & Training Division (ARBOR E&T). The transaction is expected to close in the first quarter of 2003, subject to licensing and other approvals. Upon completion of the transaction, ARBOR E&T will become part of ResCare's Division for Training Services and is expected to generate approximately $20 million in annual revenue.

         Ronald G. Geary, ResCare chairman, president and chief executive officer, said, "We are pleased with our performance while operating in an adverse environment. Challenging state reimbursement issues, coupled with increasing costs during a period of economic uncertainty, make me proud of the efforts of all our employees who still manage to provide optimal care and deliver positive financial results under such circumstances."



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

ResCare Reports Third Quarter Earnings
Page 2
November 5, 2002


         As anticipated in the second quarter 10-Q, effective September 30, 2002, the Company is in non-compliance of its interest coverage covenant in its Bank Agreement. The Company is seeking an amendment of the Bank Agreement that will, among other things, provide a retroactive waiver of the covenant. Management is confident that the amendment will be in place within the next two weeks. To date, the Company has not drawn on the revolver and has the capacity to replace the standby Letters of Credit issued under the Bank Agreement.

         Mr. Geary added, "We continued to make progress during the quarter in adding new homes. Through the first nine months of the year, we have added 108 new homes. In as much as these homes are add-ons to our existing clusters, administrative costs are lower and margins are strengthened. We are also on track with our internal budget goals relating to the periodic in-home services we deliver. This component of our business continues to be strong, and we are focusing considerable resources on this growing area to sustain and accelerate this positive trend."

         The Company also announced that it expected to achieve the lower end of the range of its earlier guidance of $0.53 to $0.57 per diluted share for full year 2002. The Company cited challenging factors including the general economic environment, state reimbursement issues and reduced contribution from a non-core operation in Texas that may be sold or closed. ResCare expects earnings per share for 2003 to be approximately in the same range as 2002, but the Company believes that there are opportunities for some improvement.

         In closing, Mr. Geary said, "We intend to capitalize on the challenging economic environment. We view it as an opportunity, and experience has proven our outlook to be correct. Being in this business for 28 years has taught us to take advantage of economic downturns while still being prudent stewards of our shareholders' investment. Recent examples include our ongoing assumption of distressed operations, which are adding substantial value, as well as pursuing selective acquisitions such as ARBOR E&T, which will be accretive to earnings. We will be successful because we have a vital franchise. The vulnerable populations we serve must have these essential services, and no one is in a stronger position to provide them than ResCare."

         A listen-only simulcast and replay of ResCare's third quarter conference call will be available on-line at www.rescare.com and www.companyboardroom.com on November 6, 2002, beginning at 9:00 a.m. Eastern Time.

         ResCare, founded in 1974, offers services to some 27,000 people in 32 states, Washington, D.C., Puerto Rico and Canada. Of these, approximately 10,000 are youth with special needs and 17,000 are people with developmental or other disabilities. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at www.rescare.com.

         The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to the Company's expected financial results, revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs, statements regarding compliance with debt covenants and other risk factors and statements regarding various trends favoring downsizing, de-institutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports.



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



ResCare Reports Third Quarter Earnings
Page 3
November 5, 2002


                                  RESCARE, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

                                                  THREE MONTHS ENDED               NINE MONTHS ENDED
                                                     SEPTEMBER 30,                    SEPTEMBER 30,
                                               -------------------------       -------------------------
                                                 2002            2001            2002            2001
                                               ---------       ---------       ---------       ---------
INCOME STATEMENT DATA:
Revenues                                       $ 236,629       $ 224,759       $ 696,724       $ 665,529
Facility and program expenses                    213,856         201,684         629,087         599,604
                                               ---------       ---------       ---------       ---------
     Facility and program contribution            22,773          23,075          67,637          65,925

Operating expenses (income):
   Corporate general and administrative            9,264           8,182          26,487          23,723
   Depreciation and amortization                   2,964           5,186           8,983          16,038
   Special charges                                     -               -               -           1,729
   Other income                                   (1,071)           (924)         (1,373)           (834)
                                               ---------       ---------       ---------       ---------
     Total operating expenses                     11,157          12,444          34,097          40,656
                                               ---------       ---------       ---------       ---------

Operating income                                  11,616          10,631          33,540          25,269
Interest, net                                      6,084           4,383          18,266          14,187
                                               ---------       ---------       ---------       ---------
Income before income taxes                         5,532           6,248          15,274          11,082
Income tax expense                                 1,846           2,718           5,499           4,821
                                               ---------       ---------       ---------       ---------
         Net income                            $   3,686       $   3,530       $   9,775       $   6,261
                                               =========       =========       =========       =========

Basic and diluted earnings per share           $    0.15       $    0.14       $    0.40       $    0.26
                                               =========       =========       =========       =========

Weighted average number of common shares:
   Basic                                          24,418          24,365          24,406          24,351
   Diluted                                        24,464          24,733          24,614          24,474

EBITDA (1)                                     $  14,580       $  15,816       $  42,523       $  43,036
EBITDAR (1)                                       22,731          23,592          66,515          65,141

Note: Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 and is no longer amortizing goodwill. Net income for the three months ended September 30, 2001, includes goodwill amortization of $2.0 million, or $0.07 per basic and diluted share. Net income for the nine months ended September 30, 2001, includes goodwill amortization of $6.0 million, or $0.18 per basic and diluted share.

(1) EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDAR is defined as EBITDA before facility rent. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States of America and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance.



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
ResCare Reports Third Quarter Earnings
Page 4
November 5, 2002

                                  RESCARE, INC.
                   UNAUDITED FINANCIAL HIGHLIGHTS (CONTINUED)
                                 (In thousands)

                                                              SEPT. 30,     JUNE 30,      DEC. 31,
                                                                2002          2002          2001
                                                              --------      --------      --------
BALANCE SHEET DATA:
ASSETS
Cash and cash equivalents                                     $ 55,140      $ 63,947      $ 58,997
Short-term investments                                           3,636            --            --
Accounts and notes receivable, net                             147,785       142,488       132,181
Other current assets                                            39,537        39,981        35,740
                                                              --------      --------      --------
     Total current assets                                      246,098       246,416       226,918

Property and equipment, net                                     57,549        55,720        58,779
Excess of acquisition cost over net assets acquired, net       216,966       216,673       211,946
Other assets                                                    32,263        30,493        37,293
                                                              --------      --------      --------
                                                              $552,876      $549,302      $534,936
                                                              ========      ========      ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                           $ 97,215      $ 93,635      $ 84,041
Other long-term liabilities                                      9,920         9,089         8,752
Long-term debt                                                 261,497       266,112       268,014
Shareholders' equity                                           184,244       180,466       174,129
                                                              --------      --------      --------
                                                              $552,876      $549,302      $534,936
                                                              ========      ========      ========


                                                  THREE MONTHS ENDED             NINE MONTHS ENDED
                                                     SEPTEMBER 30,                 SEPTEMBER 30,
                                                -----------------------       -----------------------
                                                  2002           2001           2002           2001
                                                --------       --------       --------       --------
CASH FLOW DATA:
Cash provided by operating activities           $  2,892       $ 12,955       $ 15,754       $  7,639

Cash flows from investing activities:
   Purchases of property and equipment            (4,198)        (3,588)       (10,314)        (7,044)
   Purchase of short-term investments             (3,636)            --         (3,636)            --
   Acquisitions of businesses                         --             --           (272)            --
   Proceeds from sales of assets                      10          3,663            341         25,629
                                                --------       --------       --------       --------
     Cash provided by (used in)
        investing activities                      (7,824)            75        (13,881)        18,585
                                                --------       --------       --------       --------

Cash flows from financing activities:
   Net repayments of long-term debt               (3,880)       (12,263)        (5,949)       (50,862)
   Proceeds received from exercise
     of stock options                                  5             88            219            330
                                                --------       --------       --------       --------
         Cash used in financing activities        (3,875)       (12,175)        (5,730)       (50,532)
                                                --------       --------       --------       --------
Increase (decrease) in cash
   and cash equivalents                         $ (8,807)      $    855       $ (3,857)      $(24,308)
                                                ========       ========       ========       ========


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